Exhibit 99.2

FOR IMMEDIATE RELEASE

Cempra Completes NDA Submissions for Solithromycin in the

Treatment of Community-Acquired Bacterial Pneumonia

Solithromycin is designated by FDA as a Qualified Infectious Disease Product

FDA has granted Priority Review and Fast Track designation for solithromycin IV and capsules for the treatment of CABP

Two NDAs submitted, one for intravenous and one for oral capsule

CHAPEL HILL, N.C. – May 1, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced the completion of its rolling submission of the New Drug Applications (NDA) for solithromycin to the U.S. Food and Drug Administration (FDA) for the treatment of community-acquired bacterial pneumonia (CABP). Based on the Qualified Infectious Disease Product (QIDP) designation by the FDA of solithromycin, Cempra has Priority Review and has been granted Fast Track for both the oral capsule and intravenous formulations for the treatment of CABP, which could result in an FDA decision on solithromycin’s NDA within eight months, or by the end of 2016, based on the Prescription Drug User Fee Act (PDUFA) performance goals.

“Completion of the rolling submission of our first NDAs during Cempra’s ten year anniversary year represents a major milestone for the company and a significant step toward our goal of developing antibiotics to meet the critical medical needs of patients in the treatment of bacterial infectious diseases,” stated Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “We believe the intravenous and capsule formulations will provide dosing flexibility that could lead to fewer hospital admissions, earlier discharge if admitted, and increased treatment of CABP on an outpatient basis. We are confident we have a strong data package for solithromycin.”

“The management of CABP remains a challenge to healthcare professionals and I firmly believe that solithromycin has the potential to be a significant part of the treatment of this life threatening illness, given its published clinical efficacy and potential for multiple formulations,” stated Thomas M. File, M.D., principal investigator for solithromycin clinical trials, Northeast Ohio Medical University. “Solithromycin’s potency, spectrum of activity and tolerability could help to offset the rising problem of bacterial resistance, and it is gratifying to note that patients could be closer to benefiting from this potential new treatment.”

The FDA has a 60-day filing review period to determine whether the NDAs are complete and acceptable for filing, and to confirm that Priority Review has been granted. Cempra expects to communicate the agency’s decision regarding acceptance of the NDAs and its PDUFA date when it is known. Cempra’s submissions in the EU remain on track for completion by the end of June 2016.

About Solithromycin

Solithromycin is a highly potent next-generation macrolide, the first fluoroketolide, which has potent activity against most macrolide-resistant strains. In vitro and in vivo studies have shown potent activity against S. pneumoniae as well as an extended spectrum of activity against CA-MRSA, streptococci, Haemophilus, enterococci, Mycobacterium avium and in animal models of malaria. It is also active against atypical bacteria, such as legionella, chlamydia, mycoplasma and ureaplasma, and against gonococci and other organisms that cause genitourinary tract infections. It is 8-16 times more potent than azithromycin against many bacteria and is active against azithromycin-resistant strains. Solithromycin’s activity against resistant strains is driven by its ability to interact with three sites on the bacterial ribosome, compared to one for current macrolides. The binding to bacterial ribosomes and interaction with three ribosomal sites is expected to limit the development of bacterial resistance to solithromycin.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) has successfully completed two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our anticipated capital expenditures and our estimates regarding our capital requirements; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

###